Exhibit 10.65

January 1, 2019

Richard Vincent

4732 Finchley Terrace

San Diego, CA 92130

Re:	Employment Offer Letter

Dear Mr. Vincent:

Oncternal Therapeutics, Inc. (the “Company”) is pleased to offer you a position on the terms set forth in this letter (this “Agreement”).

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DUTIES. You shall serve and shall perform such duties as are customarily associated with the position of Chief Financial Officer and such other duties as are assigned to you by your supervisor. You shall initially report to James Breitmeyer, Chief Executive Officer and shall perform your services at 80% of a full-time basis. This is an exempt position.

•	COMPENSATION. Your initial compensation will be as follows:

•	BASE SALARY. You will receive an annual base salary of $300,000 for all hours worked to be paid in accordance with the Company’s customary payroll procedures.

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ANNUAL BONUS. In addition to your base salary, you may be eligible to earn an annual cash performance bonus under the Company’s bonus plan, as approved from time to time by the board of directors. In the event the board of directors implements an annual bonus plan, your maximum annual bonus will be a percentage of our base salary actually paid for the year to which such bonus relates. You must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

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STOCK OPTIONS. In anticipation of your employment as contemplated herein, in November 2018 you were granted stock options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.06 per share, the fair market value per share of the Company’s common stock on the date of grant (the “Stock Options”). The Stock Options were granted pursuant to the Company’s equity incentive plan (the “Plan”). The Stock Options are subject to the terms and conditions of the Plan and your stock option agreement. The Stock Options will vest over a four year vesting schedule.

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BENEFITS. You shall be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. You will initially be entitled to 15 days of paid time off each year, accruing on a monthly basis, and all holidays observed by the Company each year. The Company reserves the right to change compensation and benefits provided to its employees from time to time in its discretion.

•	WITHHOLDING. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

•	SEVERANCE.

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Subject to your continued compliance with the Company’s Proprietary Information and Inventions Agreement, if your employment is terminated by the Company without Cause (as defined below) (and other than by reason of your death or Disability (as defined below)) or you resign for Good Reason (as defined below), you shall be entitled to receive, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

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Your fully earned but unpaid base salary, through the date such termination is effective at the rate then in effect, and all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company at the time of your termination of employment in accordance with the terms of such plans, including, without limitation, any continuation of benefits required by COBRA or applicable law;

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Your monthly base salary as in effect immediately prior to the date of your termination of employment for 6 months (the “Severance Period”), payable in accordance with the Company’s usual payroll practices (and in any event no less frequently than monthly), with the first installment commencing on the first payroll date that is 60 days following the date of your termination of employment (and any installment payments which would otherwise have been paid to you before the 60th day following the date of your termination of employment will be paid together with the first installment) (provided, however, that in the event such termination by the Company without Cause or resignation for Good Reason occurs following the occurrence of either a Qualifying Financing(s) (as defined below) or a Change in Control (as defined below), the Severance Period shall be increased to 12 months and the cash severance shall instead be paid in a lump sum on the Company’s first regularly-scheduled payroll date after the effective date of the “Release” (as defined below)); and

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For the Severance Period (or, if earlier, (1) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (2) the date you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “COBRA Coverage Period”), if you and/or your eligible dependents who were covered under the Company’s health insurance plans as of the date of your termination of employment elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse you on a monthly basis for an amount equal to (A) the monthly premium you and/or your covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for you and/or your eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of your termination of employment (calculated by reference to the premium as of the date of your termination of employment) less (B) the amount you would have had to pay to receive group health coverage for you and/or your covered dependents, as applicable, based on the cost sharing levels in effect on the date of your termination of employment. If any of the Company’s health benefits are self-funded as of the date of your termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

•	In addition, you shall be entitled to the following additional Stock Award (as defined below) acceleration under the circumstances described below:

•	Upon a Change in Control, 50% of your unvested Stock Awards shall be automatically accelerated immediately prior to the occurrence of such Change in Control.

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In the event your termination by the Company without Cause or your resignation for Good Reason occurs within 90 days prior to or at any time following a Change in Control, the vesting and/or exercisability of all of your outstanding unvested Stock Awards (as defined below) shall be automatically accelerated in full on the later of (a) the date of your termination of employment or (b) the date of the Change in Control.

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Upon the termination of your employment by reason of your death or Disability (as defined below), the vesting and/or exercisability of all of your outstanding unvested Stock Awards (as defined below) shall be automatically accelerated in full on the date of your termination of employment.

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The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award. For purposes of this Agreement, “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

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As a condition to your receipt of any post-termination payments and benefits pursuant to the preceding paragraphs, you shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form acceptable to the Company. In the event the Release does not become effective within the 55-day period following the date of your termination of employment, you will not be entitled to the aforesaid payments and benefits.

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For purposes of this Agreement, “Cause” means any of the following: (a) your unauthorized use or disclosure of confidential information or trade secrets of the Company or any material breach of a written agreement between you and the Company, including without limitation a material breach of any employment, consulting, confidentiality, non-compete, non-solicit or similar agreement; (b) your commission of, indictment for or the entry of a plea of guilty or nolo contendere by you to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (c) your gross negligence or willful misconduct or your willful or repeated failure or refusal to substantially perform assigned duties; or (d) any act of fraud, embezzlement, material misappropriation or dishonesty committed by you against the Company. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss you for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

•	For purposes of this Agreement, a “Change in Control” shall have the meaning given to such term in the Company’s 2015 Equity Incentive Plan.

•	For purposes of this Agreement, “Disability” shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as it may be amended from time to time.

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For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions without your consent: (a) a change in your position with the Company (or its subsidiary employing you) that materially reduces your authority, duties or responsibilities; (b) a material diminution in the level of your base compensation, except in connection with a general reduction in the base compensation of the Company’s personnel with similar status and responsibilities; (c) a relocation of your place of employment by more than 50 miles, provided that such change, reduction or relocation is effected by the Company (or its subsidiary employing you) without your consent; or (d) any material breach by the Company of its obligations to you under this agreement. Notwithstanding the foregoing, Good Reason shall only exist if you shall have provided the Company with written notice within 60 days of the initial occurrence of any of the foregoing events or conditions, and the Company or any successor or affiliate fails to eliminate the conditions constituting Good Reason within 30 days after receipt of written notice of such event or condition from you. Your resignation from employment with the Company for “Good Reason” must occur within six months following the initial occurrence of one of the foregoing events or conditions.

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For purposes of this Agreement, “Qualifying Financing(s)” shall mean the consummation of one or more equity financings yielding, within any 6 month period, aggregate gross proceeds to the Company of at least $20,000,000 in which investors purchase shares of the Company’s Series C preferred stock or other equity securities.

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To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to your “termination of employment” shall mean your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your termination of employment, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this paragraph shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is six months and one day following your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)), (b) the date of your death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

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Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

•	SECTION 280G; LIMITATIONS ON PAYMENT.

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If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

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Notwithstanding any provision herein to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

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Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

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If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

●    EXPENSES. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

●    COMPANY POLICIES AND PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook, if any. As a condition of your continued employment, you agree to execute and abide by the terms of the Company’s form of Employee Confidentiality, Assignment and Nonsolicitation Agreement, which shall survive termination of your employment with the Company and the termination of this Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Employee Confidentiality, Assignment and Nonsolicitation Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice.

●    EMPLOYMENT TERMS. As a condition to your employment with the Company, you are required to (a) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (b) provide satisfactory proof of your identity as required by United States law.

●    OTHER AGREEMENTS. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions prior to the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.

●    AT-WILL EMPLOYMENT. Your employment with the Company will be “at-will” at all times, including after your introductory, probationary period, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

●    NON-INTERFERENCE. While employed by the Company, and for one year immediately following the date on which you terminate employment or otherwise cease providing services to the Company, you agree not to interfere with the business of the Company by (a) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity or (b) soliciting or attempting to solicit any vendor, supplier, customer or other person or entity either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Your duties under this paragraph shall survive termination of your employment with the Company and the termination of this Agreement.

●    DISPUTE RESOLUTION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to your employment; provided that you will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that you will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein. Both you and the Company expressly waive your right to a jury trial.

●    SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

●    SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

●    ENTIRE AGREEMENT. This Agreement and the Proprietary Information and Inventions Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein.

This Agreement and the Proprietary Information and Inventions Agreement supersede any other such promises, warranties, representations or agreements between you and the Company. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

●    GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

●    START DATE. Your start date will be on January 1, 2019..

If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance of our offer by returning a signed copy of this letter, and the Proprietary Information and Inventions Agreement to our attention.

Sincerely,

Oncternal Therapeutics, Inc.

/s/ James Breitmeyer
Name: James Breitmeyer
Title: CEO

Agreed and Accepted:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Richard Vincent	Date:	1/7/2019
Richard Vincent

Attachments:     Proprietary Information and Inventions Agreement

ONCTERNAL THERAPEUTICS, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms an agreement (“Agreement”) between you and ONCTERNAL THERAPEUTICS, INC., a Delaware corporation (the “Company,” which term includes the Company’s subsidiaries, successors and assigns), which is a material part of the consideration for my employment and continued employment by the Company:

1.    PROPRIETARY INFORMATION. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company, its business partners or its customers or suppliers which may be learned by me during the period of my employment or any period prior thereto wherein I was performing services for the Company or any predecessor thereof. For purposes of this Agreement, “Proprietary Information” is any information, data, trade secret or know-how (whether in tangible or electronic form or maintained in mind or memory or in another intangible form of expression) that was or is developed by, or became or becomes known by the Company or me in relation to my employment with the Company, or was or is assigned or otherwise conveyed to the Company. “Proprietary Information” includes, without limitation, all financial, business, scientific, technical, economic and/or engineering information, including without limitation, business strategies, business plans, forecasts, strategies, development plans, promotional and marketing objectives, results of research, trials or operations, pricing, customer lists, supplier lists, patent disclosures, patent applications, know-how, trade secrets, compilations, ideas, inventions, improvements, research, discoveries, techniques, methods, processes, manufacturing techniques, procedures, formulations, designs, patterns, drawings, flow charts, schematics, tooling, plans, configurations, specifications, documents, data sheets, mock-ups, models, compounds, compositions, structures, prototypes, programs, computer code, algorithms, mechanisms, materials, equipment, samples, test results, opinions, data, analysis, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees and other proprietary information. Proprietary Information does not include any of the foregoing items that is or has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

2.    COVENANTS AND AGREEMENTS. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a)    Confidentiality. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

(b)    Return of Company Documents. In the event of the termination of my employment by me or by the Company for any reason, I shall return all physical and electronic documents and records and all apparatus, equipment and other property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

(c)    Disclosure of Inventions. I will promptly disclose to the Company, or any persons designated by it, all Inventions made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment or any period prior thereto wherein I was performing services for the Company or any predecessor thereof. “Inventions” includes all improvements, inventions, discoveries, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, industrial designs, know-how and data, whether or not patentable. I will also disclose to the Company all Inventions conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company. Such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section 2(d) below.

(d)    Assignment of Inventions. I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment or any period prior thereto wherein I was performing services for the Company or any predecessor thereof shall be the sole property of the Company to the maximum extent permitted by law. I hereby assign to the Company any and all rights I may have or acquire in such Inventions and/or in any other Proprietary Information of the Company and any and all worldwide patents, patent applications, copyrights, mask work rights, industrial design rights, trade secret rights and other intellectual property rights related thereto or resulting therefrom. The Company’s ownership and my assignment hereunder shall not extend to Inventions that (a) qualify fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit A, if I am employed in California or (b) I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by me for the Company.

(e)    Assignment of Moral Rights. In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company any and all “Moral Rights” (as defined below) that I may have in or with respect to any Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Invention, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an invention to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(f)    Work for Hire. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

(g)    Prior Inventions. I have attached as Exhibit B a complete list of all Inventions or improvements that relate to the business of the Company or actual or demonstrably anticipated research or development of the Company, that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company or any period prior thereto wherein I was performing services for the Company or any predecessor thereof that I desire to clarify for the record are not Inventions which are to be assigned to Company under this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. I will not use any prior Inventions in the performance of my duties without the prior express written consent of my supervisor, and if I do (but only if I do), I hereby grant to Company a perpetual, irrevocable, royalty-free, worldwide, full paid-up, transferable, sub-licensable, right and license to use and exploit the same.

(h)    Enforcement of Inventions; Further Actions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining and enforcing patents, copyrights, trade secret rights, rights with respect to mask works or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company and any designee of the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights, rights with respect to mask works or other rights thereon with the same legal force and effect as if executed by me.

(i)    Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

(j)    No Solicitation. During the term of my employment and for one (1) year thereafter, I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company; provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

(k)    No Conflicting Obligations. I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with my employment with the Company.

(l)    No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless expressly authorized in writing by that former employer or person. Unless disclosed on Exhibit B hereto, I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

(m)    Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

3.    GENERAL PROVISIONS.

(a)    Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

(b)    Successors and Assigns. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

(c)    Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(d)    Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

(e)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

(f)    Titles. The titles and headings appearing at the beginning of the numbered sections and at the beginning of paragraphs have been inserted for convenience only and do not constitute any part of this Agreement.

(g)    Governing Law; Consent to Personal Jurisdiction. I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

(h)    Entire Agreement; Amendment. This Agreement and the Exhibits hereto contain the entire understanding between the parties relating to the subject matter hereof and supersede any and all prior agreements, understandings and arrangements, whether written or oral, between the parties relating to such subject matter hereof. This Agreement may only be amended in writing by the Company and me and our respective permitted successors and assigns.

(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

[Signature Page Follows]

Dated: 1/7/2019

/s/ Rich Vincent
Richard Vincent

Accepted and Agreed to:

ONCTERNAL THERAPEUTICS, INC.

By:	/s/ James B. Breitmeyer
Name: James B. Breitmeyer, M.D. Ph.D.
Title: Chief Executive Officer

SIGNATURE PAGE TO PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT A

§2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)    Any provisions in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

ONCTERNAL THERAPEUTICS, INC.

Ladies and Gentlemen:

1.    The following is a complete list of all inventions or improvements that relate to the business of ONCTERNAL THERAPEUTICS, INC. (the “Company”) or actual or demonstrably anticipated research or development of the Company, that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company or any period prior thereto wherein I was performing services for the Company or any predecessor thereof that I desire to clarify for the record are not Inventions which are to be assigned to Company under the Company’s Proprietary Information and Inventions Agreement.

         No inventions or improvements.

         See below:

Invention Description	Patent No.	Date of Issue

         Additional sheets attached.

2.    I propose to bring to my employment the following materials and documents of a former employer (provide copies of express written authorizations by former employer, if applicable):

         No materials or documents.

/s/ Richard Vincent
Print Name: Richard Vincent